Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Seacoast Banking Corporation of Florida:
We consent to the incorporation by reference in the registration statements (Nos. 33-25627, 33-22846, 333-91859, 333-70399, 333-137529 and 333-49972) on Form S-8 of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our reports dated March 14, 2008, with respect to the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
As discussed in Note A to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements, and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, as of January 1, 2007. As discussed in Note J to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation as required by SFAS No. 123R, Share Based Payment.
Miami, Florida
March 14, 2008
Certified Public Accountants